CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Sugar Creek Financial Corp.

We hereby consent to the incorporation by reference in the Registration Statement (No. 333-142098) on Form S-8 of Sugar Creek Financial Corp. of our report dated June 20, 2008 of Sugar Creek Financial Corp., which appears in this Annual Report on Form 10-K.

/s/	Michael Trokey & Company, P.C.
Certified Public Accountants

June 26, 2008
St. Louis, Missouri